Exhibit 10.2

FORM OF

TAX MATTERS AGREEMENT

by and between

SELECT MEDICAL HOLDINGS CORPORATION

and

CONCENTRA GROUP HOLDINGS PARENT, INC.

Dated as of [●], 2024

TAX MATTERS AGREEMENT dated as of [●], 2024 (this “Agreement”) by and between SELECT MEDICAL HOLDINGS CORPORATION, a Delaware corporation (“Select”), and CONCENTRA GROUP HOLDINGS PARENT, INC., a Delaware corporation, and an indirect wholly owned Subsidiary of Select (“Concentra” and together with Select, the “Parties”).

WHEREAS Select and certain of its Subsidiaries have joined in filing consolidated federal income Tax Returns and certain consolidated, combined or unitary state or local income Tax Returns, and Concentra is currently one such Subsidiary;

WHEREAS, pursuant to the Separation Agreement, the Parties have effected or agreed to effect the separation of Select into two independent, publicly traded companies: (a) Select, which following the Separation will own and conduct, directly and indirectly, the Select Business, and (b) Concentra, which following the Separation will own and conduct, directly and indirectly, the Concentra Business;

WHEREAS in connection with the Separation, on the terms contemplated in the Separation Agreement, Select shall cause Concentra to offer and sell in the Initial Public Offering a limited number of shares of Concentra Common Stock;

WHEREAS after the Initial Public Offering, Select Medical Corporation, a Delaware corporation, and a direct wholly owned Subsidiary of Select (“SMC”), intends to distribute the remaining Concentra stock held by it to Select (the “Internal Distribution”) and then Select will further distribute such stock received from SMC pro rata to the public stockholders of Select (the “External Distribution”, and together with the Internal Distribution, the “Distribution”);

WHEREAS Select and Concentra intend that each of the Internal Distribution and External Distribution qualify for the Intended Tax Treatment; and WHEREAS Concentra will cease to be wholly owned, directly or indirectly, by Select following the Initial Public Offering and will cease to be a member of the Select Consolidated Group after the Distribution;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, Select and Concentra hereby agree as follows:

ARTICLE I.

Definitions

Section 1.01.          Definition of Terms. For purposes of this Agreement, the following terms shall have the following meanings. Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Separation Agreement.

“25% Acquisition Transaction” has the meaning set forth in Section 4.04(f).

“Accounting Firm” means an accounting firm of recognized national standing in the relevant jurisdiction.

“Active Trade or Business” means the active conduct (determined in accordance with Section 355(b) of the Code and the Regulations thereunder) of any trade or business described on Schedule A for purposes of satisfying the requirements of Section 355(b) of the Code.

“Affiliated Group” means, with respect to a Tax period, (a) an affiliated group of corporations within the meaning of Section 1504(a) of the Code or, for purposes of any state or local Tax matters, any consolidated, combined, unitary or similar group of corporations within the meaning of any similar provisions of Tax law for the jurisdiction in question, and (b) for purposes of any federal, state or local income tax matters, any entity owned by a corporation described in clause (a) that is disregarded as separate from its owner for such purposes.

“Affiliated Return” means any Tax return of an Affiliated Group.

“Affiliated Return Year” means any Tax period (or portion thereof) for which an Affiliated Group files an Affiliated Return.

“Affiliated Subsidiary” means, with respect to any Affiliated Group, any entity that is now (or later becomes) a member of such Affiliated Group and is now (or later becomes) included in any Affiliated Return filed with respect to such Affiliated Group.

“Affiliated Tax Base Ratio” means, with respect to any Affiliated Subsidiary included in any Affiliated Group, a fraction, the numerator of which is the portion of the Tax Base attributable to such Affiliated Subsidiary and the denominator of which is the aggregate Tax Base attributable to all Affiliated Subsidiaries.

“Affiliated Tax Liability” means, with respect to any Affiliated Return Year of any Affiliated Group, the liability for Taxes shown on the applicable Affiliated Return.

“Affiliated Taxable Income Ratio” means, with respect to any Affiliated Subsidiary included in any Affiliated Group, a fraction, the numerator of which is the Separate Taxable Income of such Affiliated Subsidiary and the denominator of which is the aggregate Separate Taxable Income of all Affiliated Subsidiaries.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Agreement” means an Ancillary Agreement, as defined in the Separation Agreement, other than this Agreement.

“Apportioned Tax Attributes” means Tax Attributes that are subject to allocation or apportionment between one Person and another Person under applicable Law or by reason of the Distribution.

“Combined Returns” has the meaning set forth in Section 3.01(b).

“Concentra” has the meaning set forth in the preamble.

“Concentra Consolidated Group” means Concentra and each entity that would be a member of an Affiliated Group with respect to which Concentra would be the common parent for any Post-Distribution Period. For purposes of this Agreement, the Concentra Consolidated Group shall exist from and after the beginning of the day immediately after the Distribution Date.

“Concentra Prepared Returns” has the meaning set forth in Section 3.01(c).

“Concentra SAG” has the meaning set forth in Section 4.04(a)(iii).

“Determination” means the final resolution of liability for any Tax for any taxable period by or as a result of (i) a final and unappealable decision, judgment, decree or other order by any court of competent jurisdiction; (ii) a final settlement, compromise or other agreement with the relevant Taxing Authority, an agreement that constitutes a determination under Section 1313(a)(4) of the Code, an agreement contained in an IRS Form 870-AD, a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code or a comparable agreement under state, local or non-U.S. Law; (iii) the expiration of the applicable statute of limitations; or (iv) the payment of the Tax by a Party (or its Affiliate) that is responsible for payment of that Tax under applicable Law, including with respect to any item disallowed or adjusted by a Taxing Authority, as long as both Parties agree that no action should be taken to recoup that payment.

“Dispute” has the meaning set forth in Section 7.06(b).

“Distribution” has the meaning set forth in the preamble.

“Distribution Date” means the date of the Distribution.

“Estimated Tax Payment” means, with respect to an income Tax Return, any payment of estimated Tax for such Tax Return or any overpayment of Tax in a previously filed Tax Return that is carried forward and credited against Taxes owed on such income Tax Return.

“Existing Tax Sharing Agreement” has the meaning set forth in Section 2.03(a)(iii).

“External Distribution” has the meaning set forth in the preamble.

“Indemnifying Party” means a Party that has any obligation to indemnify an Indemnitee pursuant to this Agreement, the Separation Agreement or any Ancillary Agreement.

“Indemnitee” means a Person entitled to indemnification by an Indemnifying Party pursuant to this Agreement, the Separation Agreement or any Ancillary Agreement.

“Indemnity Payment” means an indemnity payment contemplated by this Agreement, the Separation Agreement or any Ancillary Agreement.

“Intended Tax Treatment” means the tax treatment as specified on Schedule B.

“Internal Distribution” has the meaning set forth in the preamble.

“IRS” means the Internal Revenue Service.

“Mediation Notice” has the meaning set forth in Section 7.06(c).

“Mediation Period” has the meaning set forth in Section 7.06(c).

“Mediation Rules” has the meaning set forth in Section 7.06(c).

“Negotiation Notice” has the meaning set forth in Section 7.06(b).

“Ordinary Course of Business” means, with respect to an action taken (or to be taken) by a Person, that the action is taken in the ordinary course of the normal day-to-day operations of that Person.

“Ordinary Taxes” means Taxes other than (i) Transfer Taxes, and (ii) Transaction Taxes.

“Parties” has the meaning set forth in the preamble.

“Post-Distribution Period” means any taxable period beginning after the Distribution Date, and in the case of any Straddle Period, the portion of such taxable period beginning on the day after the Distribution Date.

“Pre-Distribution Period” means any taxable period ending on or before the Distribution Date and, in the case of any Straddle Period, the portion of such Straddle Period ending on the Distribution Date.

“Proposed Acquisition Transaction” has the meaning set forth in Section 4.04(b)(i).

“Protective Section 336(e) Election” means, with respect to an entity, a protective election under Section 336(e) of the Code and Section 1.336-2(j) of the Regulations (and any similar provision of U.S. state or local Law) to treat the disposition of the Stock of such entity as a deemed sale of the assets of such entity in accordance with Section 1.336-2(h) of the Regulations (or any similar provision of U.S. state or local Law).

“Refund Recipient” has the meaning set forth in Section 2.06.

“Regulations” means the Treasury regulations promulgated under the Code or any successor Treasury regulations.

“Representation Letters” means the representation letters delivered in connection with the Select Tax Opinions.

“Representations” means any representations that serve as a basis for the Transaction Ruling or the Select Tax Opinions.

“Return Items” means any item of income, gain, loss, deduction or credit.

“Ruling” means any ruling (including any supplemental ruling) issued by a Taxing Authority in connection with the Transactions, whether granted prior to, on or after the date hereof.

“Satisfactory Guidance” has the meaning set forth in Section 4.04(c)(ii).

“Select” has the meaning set forth in the preamble.

“Select Consolidated Group” means, for any applicable Tax period, Select and each entity that is a member of an Affiliated Group for such Tax period (or portion thereof) with respect to which Select would be the common parent. For the avoidance of doubt, the Select Consolidated Group shall include, for the portion of the Straddle Period that ends on the Distribution Date, Concentra and other entities that will be members of the Concentra Consolidated Group beginning on the day immediately after the Distribution Date.

“Select Consolidated Return” has the meaning set forth in Section 3.01(a).

“Select Prepared Returns” has the meaning set forth in Section 3.01(c).

“Select Tax Opinions” means the tax opinions or tax memoranda, as applicable, of Dechert LLP issued to Select, in form and substance satisfactory to Select in its sole discretion, with respect to the qualification of the Distribution for the Intended Tax Treatment.

“Select Transaction Tax Percentage” means, with respect to any Transaction Tax, the fraction, expressed as a percentage, the numerator of which is the amount of such Transaction Tax allocated to Select pursuant to Section 2.06 and the denominator of which is the total amount of such Transaction Tax.

“Separate Returns” has the meaning set forth in Section 3.01(c).

“Separate Taxable Income” means (a) with respect to any Affiliated Group that files a federal consolidated income Tax return, the taxable income of each Affiliated Subsidiary (including its affiliated subsidiaries) under the Code determined as though such Affiliated Subsidiary were a separate corporation, subject to the modifications outlined in Section 1.1502-12 of the Regulations and adjusted for (i) the portion of the consolidated net operating loss deduction, the consolidated charitable contributions deduction, and the consolidated dividends received deduction attributable to such Affiliated Subsidiary, (ii) the capital gain net income attributable to such Affiliated Subsidiary (determined without regard to any net capital loss carryover attributable such Affiliated Subsidiary), (iii) the net capital loss and net loss attributable to such Affiliated Subsidiary under Section 1231 of the Code, reduced by the portion of the consolidated net capital loss attributable to such Affiliated Subsidiary and (iv) the portion of any consolidated net capital loss carryover attributable to such Affiliated Subsidiary which is absorbed in the taxable year; provided, that if computation of the taxable income of any Affiliated Subsidiary under these principles results in an excess of deductions over gross income, then for purposes of determining such Affiliated Subsidiary’s Affiliated Taxable Income Ratio, such Affiliated Subsidiary’s Separate Taxable Income shall be deemed to be zero and (b) with respect to any Affiliated Group not described in clause (a) of this definition, the taxable income of each Affiliated Subsidiary (including its affiliated subsidiaries) under the applicable Tax law of the relevant state, local or foreign jurisdiction determined as though such Affiliated Subsidiary were a separate corporation.

“Separation Agreement” means the Separation Agreement dated as of the date hereof by and between Select and Concentra.

“SMC” has the meaning set forth in the preamble.

“Specified Tax Contest” has the meaning set forth in Section 5.01(b).

“Stock” means (i) any share of any class or series of stock or any other equity interest and (ii) all other instruments properly treated as stock for U.S. Federal income tax purposes.

“Straddle Period” means a Tax Period that begins on or before and ends after the Distribution Date.

“Tax” or “Taxes” means all taxes, assessments, duties or similar charges of any kind whatsoever imposed by a Taxing Authority (or required by any Taxing Authority to be collected or withheld), in each case, in the nature of a tax, whether direct or indirect (other than escheat, tax on abandoned or unclaimed property), together with any related interest, penalties or additional amounts.

“Tax Advisor” means a tax counsel or accountant of recognized national standing, including Dechert LLP and KPMG.

“Tax Attributes” means any net operating loss, net capital loss, unused investment credit, excess charitable contribution, unused general business credit, unused research and development credit, tax basis, earnings and profits and any other similar Tax attributes that could reduce a Tax liability or create a Tax benefit, as determined for Federal, state, local or non-U.S. Tax purposes.

“Tax Base” means, net income, gross income, gross receipts, revenue or any other measure upon which the assessment or determination of Tax liability is based.

“Tax Contest” means any audit, review, claim, examination, inquiry, or any other administrative or judicial proceeding, in each case, in respect of Taxes by a Taxing Authority.

“Tax Dispute” has the meaning set forth in Section 6.03.

“Tax Return” means any return, declaration, statement, report, form, estimate or information return relating to Taxes, including any amendments thereto and any related or supporting information, required or permitted to be filed under applicable Tax Law.

“Tax Return Filer” has the meaning set forth in Section 3.04(a).

“Tax Return Preparer” means, with respect to any Tax Return that Select is responsible for preparing under Section 3.01, Select and, with respect to any Tax Return that Concentra is responsible for preparing under Section 3.01, Concentra.

“Taxing Authority” means any Governmental Authority charged with the determination, collection or imposition of Taxes.

“Transaction Ruling” means the private letter ruling issued by the IRS on February 27, 2024 (including any supplemental ruling) with respect to the qualification of the Distribution for the Intended Tax Treatment.

“Transaction Tax Contest” means any Tax Contest with the purpose or effect of determining or redetermining Transaction Taxes.

“Transaction Taxes” means all (i) Taxes imposed on Select, Concentra or any of their respective Subsidiaries resulting from the failure of any step of the Distribution to qualify for the Intended Tax Treatment, (ii) Taxes imposed on any third party resulting from the failure of any step of the Distribution to qualify for the Intended Tax Treatment for which Select, Concentra or any of their respective Subsidiaries is or becomes liable for any reason and (iii) reasonable out-of-pocket legal, accounting and other advisory or court fees incurred in connection with liability for Taxes described in clause (i) or (ii).

“Transfer Taxes” means all transfer, sales, use, excise, stock, stamp, stamp duty, stamp duty reserve, stamp duty land, documentary, filing, recording, registration, value-added or other similar Taxes incurred in connection with the Distribution, as determined by Select.

“TMA Records” has the meaning set forth in Section 6.02.

“Unqualified Tax Opinion” has the meaning set forth in Section 4.04(c)(iii).

ARTICLE II.

Allocation of Tax Liabilities and Benefits

Section 2.01.          Indemnity by Select. Select shall be liable for, and shall indemnify and hold Concentra harmless from, the following Taxes, whether incurred directly by Concentra or indirectly through a member of the Concentra Consolidated Group, without duplication:

(a)            Ordinary Taxes allocated to Select under Section 2.03;

(b)            Transfer Taxes allocated to Select under Section 2.04; and

(c)            Transaction Taxes allocated to Select under Section 2.05; excluding, in each case, any Tax described in Section 2.02.

Section 2.02.          Indemnity by Concentra. Concentra shall be liable for, and shall indemnify and hold Select harmless from, the following Taxes, whether incurred directly by Select or indirectly through a member of the Select Consolidated Group, without duplication:

(a)            Ordinary Taxes allocated to Concentra under Section 2.03;

(b)            Transfer Taxes allocated to Concentra under Section 2.04; and

(c)            Transaction Taxes allocated to Concentra under Section 2.05.

Section 2.03.          Allocation of Ordinary Taxes.

(a)            Except as otherwise provided in this Section 2.03, Ordinary Taxes shall be allocated as follows:

(i)             For any Pre-Distribution Period:

(A)            Ordinary Taxes of any member of the Select Consolidated Group or the Concentra Consolidated Group that are attributable to the Concentra Business shall be allocated to Concentra; and

(B)            Ordinary Taxes of any member of the Select Consolidated Group or the Concentra Consolidated Group that are attributable to the Select Business shall be allocated to Select.

(ii)            For any Post-Distribution Period:

(A)            Ordinary Taxes of any member of the Select Consolidated Group shall be allocated to Select; and

(B)            Ordinary Taxes of any member of the Concentra Consolidated Group shall be allocated to Concentra.

(iii)           All determinations of whether Ordinary Taxes are allocable to the Concentra Business or the Select Business for purposes of Section 2.03(a)(i) shall be made in a manner consistent with past practice of the relevant member of the Select Consolidated Group or the Concentra Consolidated Group (including, but not limited to, allocation methodologies set forth in the Second Amended and Restated Tax Sharing Agreement dated as of December 24, 2021 by and between Concentra Group Holdings Parent, LLC, Concentra Group Holdings, LLC and Select (the “Existing Tax Sharing Agreement”)), as reasonably determined by Select; provided, that if Select determines (A) there is no such past practice with respect to the allocation of such Ordinary Taxes (including the Existing Tax Sharing Agreement) or (B) such Ordinary Taxes are not otherwise attributable to the Concentra Business or the Select Business, Select shall, in each case, use such other reasonable allocation method as it determines in good faith. Without prejudice to the foregoing, the allocable portion of the Affiliated Tax Liability of a member of the Select Consolidated Group or the Concentra Consolidated Group that is an Affiliated Subsidiary shall be based on the principles set forth below:

(A)            For any Affiliated Group that files a federal consolidated Tax return or other Affiliated Return for which net income is the applicable Tax Base, such Affiliated Subsidiary’s allocable portion of the Affiliated Tax Liability (estimated or final) of such Affiliated Group shall be determined by multiplying (i) such Affiliated Subsidiary’s Affiliated Taxable Income Ratio with respect to such Affiliated Group by (ii) the Affiliated Tax Liability (estimated or final) of such Affiliated Group;

(B)            For any Affiliated Group that files an Affiliated Return for which net income is not the applicable Tax Base, such Affiliated Subsidiary’s allocable portion of the Affiliated Tax Liability (estimated or final) of such Affiliated Group shall be determined by multiplying (i) such Affiliated Subsidiary’s Affiliated Tax Base Ratio with respect to such Affiliated Group by (ii) the Affiliated Tax Liability (estimated or final) of such Affiliated Group; and

(C)            Notwithstanding anything in this Agreement to the contrary, in determining each Affiliated Subsidiary’s allocable portion of the Affiliated Tax Liability, such Affiliated Subsidiary’s allocable share shall not exceed the amount required to be paid if such Affiliated Subsidiary and its subsidiaries (x) had filed a separate income Tax return for such Affiliated Return Year with the applicable Taxing Authority (taking into account any applicable apportionment or similar rules of any state, local or foreign jurisdiction), or (y) would have paid any such Taxes as standalone companies or as a standalone group.

(b)            Notwithstanding Section 2.03(a), the following Ordinary Taxes shall be allocated as follows:

(i)             Ordinary Taxes arising as a result of any action by a member of the Concentra Consolidated Group described in Section 4.08 shall be allocated to Concentra; and

(ii)            (A) to the extent Ordinary Taxes of Select, Concentra, or any their respective Subsidiaries consist of additional Taxes, interest, penalties or other additions thereto that result from any member of the Select Consolidated Group’s action or omission in breach of Article III (except for an action or omission resulting from any member of the Concentra Consolidated Group’s action or omission in breach of Section 3.03) or Article V, such Ordinary Taxes shall be allocated to Select to such extent and (B) to the extent any such Ordinary Taxes consist of additional Taxes, interest, penalties or other additions thereto that result from any member of the Concentra Consolidated Group’s action or omission in breach of Article III (except for an action or omission resulting from any member of the Select Consolidated Group’s action or omission in breach of Section 3.03) or Article V, such Ordinary Taxes shall be allocated to Concentra to such extent.

(c)            Notwithstanding anything herein to the contrary, with respect to any income Tax Return not filed as of the date hereof for which Estimated Tax Payments have been made, the amount of Ordinary Taxes subject to indemnification pursuant to Article II (or payment pursuant to Section 3.04(b)) shall be net of the aggregate amount of Estimated Tax Payments allocable to the indemnifying Party under the principles of Section 2.03(a)(iii).

Section 2.04.          Allocation of Transfer Taxes.

(a)            Notwithstanding anything in this Agreement to the contrary, all Transfer Taxes shall be allocated to Select; provided, that such Transfer Taxes shall be allocated to Concentra to the extent arising out of an action or omission by any member of the Concentra Consolidated Group after the Distribution Date that would reasonably be expected to result in the incurrence of Transfer Taxes that were otherwise not expected to be incurred.

(b)            Select and Concentra shall, and shall cause their respective Affiliates to, reasonably cooperate to timely prepare and file any Tax Returns or other filings relating to Transfer Taxes, including any available claim for exemption or exclusion from the application or imposition of any Transfer Taxes.

Section 2.05.          Allocation of Transaction Taxes.

(a)            All Transaction Taxes shall be allocated to a Party to the extent such Transaction Taxes would not have been imposed but for:

(i)             the failure of any of the Representations or the representations contained in Section 4.01, in each case, made by such Party or its Affiliates to be true, correct or complete when made;

(ii)            the breach by such Party of any covenant herein (including those set forth in Section 4.04(a) without regard for Section 4.04(c)) or in the Separation Agreement or any Ancillary Agreement;

(iii)           (A) the application of Sections 355(a)(1)(B), 355(e) or 355(f) of the Code to the Distribution by virtue of any acquisition (or deemed acquisition) of Stock or assets of such Party or its Affiliates or (B) the failure to satisfy the requirements of Section 355(a)(1)(C) of the Code with respect to the Distribution by virtue of any act or omission by such Party or its Affiliates after the date hereof; or

(iv)          any other act or omission by such Party or its Affiliates that it knows or reasonably should expect, assuming it had consulted with a Tax Advisor, could give rise to Transaction Taxes (except to the extent such act or omission is otherwise expressly required or permitted by this Agreement (other than under Section 4.04(c)), the Separation Agreement or any Ancillary Agreement).

(b)            To the extent any Transaction Taxes would be allocated both to one of Concentra or Select under Section 2.05(a)(iii) and to the other Party under Sections 2.05(a)(i), 2.05(a)(ii) or 2.05(a)(iv), such Transaction Taxes shall be allocated solely to the Party to which such Transaction Taxes would be allocated under Section 2.05(a)(iii). To the extent any Transaction Taxes (other than those described in the immediately preceding sentence) would be allocated both to Select and Concentra under Section 2.05(a), such Transaction Taxes shall be allocated between Select and Concentra in proportion to the relative contribution of the members of the Select Consolidated Group (and such members’ Affiliates), on the one hand, and the members of the Concentra Consolidated Group (and such members’ Affiliates and counterparties to any consummated Proposed Acquisition Transactions, if applicable), on the other hand, to the circumstances giving rise to such Transaction Taxes.

(c)            To the extent any Transaction Tax is not allocated under Sections 2.05(a) or 2.05(b), the Transaction Tax shall be allocated to Select.

Section 2.06.          Refunds and Credits. If Select, Concentra or any of their respective Affiliates receives any refund of any Taxes that the other Party has paid (the Party receiving, or whose Affiliate receives, such refund, a “Refund Recipient”), the Refund Recipient shall use commercially reasonable efforts to pay to the other Party the entire amount of the refund (net of any Taxes imposed with respect to the receipt of such refund) within sixty (60) days of receipt, and in any event shall pay to the other Party such amount as soon as practicable; provided, however, that the other Party, upon the request of the Refund Recipient, shall repay the amount paid to the other Party (plus any penalties, interest or other charges imposed by the relevant Taxing Authority) in the event the Refund Recipient or any of its Affiliates is required to repay such refund to the relevant Taxing Authority. For the avoidance of doubt, for purposes of this Section 2.06, Select shall be treated as having paid any Taxes of any member of the Select Consolidated Group or the Concentra Consolidated Group that are paid prior to the date hereof. If a Party would be a Refund Recipient but for the fact it (or its Affiliate) applied a refund to which it (or its Affiliate) would otherwise have been entitled to against a Tax liability arising in a subsequent taxable period, then for purposes of this Section 2.06, (i) such Party shall be treated as a Refund Recipient, (ii) the economic benefit of so applying the refund shall be treated as a refund and (iii) such Party shall be treated as receiving such refund on the due date of the Tax Return to which such refund is applied to reduce the subsequent Tax liability.

Section 2.07.          Apportioned Tax Attributes.

(a)            Select shall determine the portion, if any, of any Apportioned Tax Attribute to be allocated or apportioned to the Concentra Consolidated Group (or any member thereof) under applicable Law. To the extent such Apportioned Tax Attribute is required to be allocated or apportioned to the Concentra Consolidated Group (or any member thereof) under applicable Law, Select shall use commercially reasonable efforts to undertake such a determination without engaging a third-party advisor. If Select determines in its reasonable discretion that it cannot perform such a determination without the advice of a third-party advisor, it shall engage KPMG or another nationally recognized accounting firm to provide such advice. Concentra shall reimburse Select for all reasonable third-party costs and expenses incurred by Select or any of its Subsidiaries in connection with such determination requested by Concentra within sixty (60) days after receiving an invoice from Select therefor. For the avoidance of doubt, this Section 2.07(a) shall not be construed as obligating Select to undertake a determination with respect to any Apportioned Tax Attribute if Select concludes in its reasonable discretion that it is not practicable in light of the information available to Select.

(b)            Without prejudice to Section 2.07(a), if, for any Affiliated Return Year, the Apportioned Tax Attributes of any member of the Select Consolidated Group or the Concentra Consolidated Group that is an Affiliated Subsidiary (a “Loss Member”) are used to reduce or eliminate the Affiliated Tax Liability of any Affiliated Group by offsetting income or gain of one or more Affiliated Subsidiaries (each, a “Benefitting Member”), such Benefitting Member shall pay to the Loss Member an amount equal to the excess of (A) the Tax that would be owed if such Benefitting Member filed a separate income Tax return for such Affiliated Return Year (taking into account (x) with respect to any Affiliated Group that files a federal consolidated income Tax return, the adjustments described in Section 1.1552-1(a)(2)(ii) of the Regulations, and (y) with respect to any Affiliated Group not described in clause (x) of this parenthetical, any comparable provision of state, local or foreign Tax law), over (B) the amount otherwise owed by such Benefitting Member pursuant to Section 2.03(a).

(c)            If more than one Affiliated Subsidiary is a Loss Member and has deductions or losses that are simultaneously available to reduce or eliminate any Affiliated Tax Liability, such Loss Member’s deductions or losses shall first be applied in accordance with any priority established under federal, state, local or foreign Tax law, as applicable, and then each Loss Member’s deductions or losses shall be applied ratably until the Affiliated Tax Liability is reduced to zero. Payments under this Section 2.07(c) shall be made to all such Loss Members on a pro rata basis based on the total amount of deductions or losses available for simultaneous use.

(d)            Select shall in good faith advise Concentra in writing of the amount, if any, of such Apportioned Tax Attribute that Select determines in its good faith discretion shall be allocated or apportioned to the Concentra Consolidated Group (or any member thereof) under applicable Law. Concentra agrees that it shall accept such determination and Concentra and all members of the Concentra Consolidated Group shall prepare all Tax Returns in accordance therewith, unless there is no reasonable basis for such allocation or apportionment.

(e)            For the avoidance of doubt, Select shall not be liable to any member of the Concentra Consolidated Group for any failure of any allocation or apportionment made pursuant to this Section 2.07 to be accurate or sustained under applicable Law.

Section 2.08.          Treatment of Indemnity Payments.

(a)            Character. Any Indemnity Payment (other than any portion of a payment that represents interest) shall be treated by the Parties (and their respective Affiliates) for all Tax purposes, if made by Concentra to Select (or by or to their respective Affiliates), as a distribution from Concentra to Select and, if made by Select to Concentra (or by or to their respective Affiliates), as a contribution from Select to Concentra, in each case, except to the extent otherwise required by applicable Law. If such payment is made after the Distribution, such distribution or contribution shall be treated as made immediately before the Distribution, except to the extent otherwise required by applicable Law.

(b)            Net of Taxes. The amount of any Indemnity Payment shall be (i) increased to take account of any Tax cost actually incurred by the Indemnitee resulting from the receipt of the Indemnity Payment, including any Tax cost arising from such Indemnity Payment having resulted in income or gain to either Party, for example, under Section 1.1502-19 of the Regulations (in each case, including Taxes imposed on payments of such additional amounts pursuant to this clause (i)) and (ii) reduced to take account of any cash Tax benefit arising from the incurrence or payment of the loss in respect of which the Indemnity Payment is made that is actually realized by the Indemnitee in the taxable year in which such loss is incurred.

(c)            Timing of Indemnity Payments. Any amount payable under Sections 2.01 or 2.02 shall be due within sixty (60) days after receiving an invoice from the other Party therefor and shall be made by wire transfer of immediately available funds to an account specified in writing by such Party.

ARTICLE III.

Preparation and Filing of Tax Returns

Section 3.01.          Filing of Returns.

(a)            Consolidated Returns. Select shall prepare and timely file (or cause to be prepared and timely filed) each U.S. Federal income Tax Return required to be filed on behalf of the Select Consolidated Group (a “Select Consolidated Return”). Select shall include the Concentra Consolidated Group in such Tax Return if entitled to do so under applicable Law.

(b)            Combined Returns. For each taxable year for which it is permissible to file a Tax Return on a consolidated, combined, unitary or similar basis (other than a Select Consolidated Return) that would include one or more members of the Concentra Consolidated Group and one or more members of the Select Consolidated Group (a “Combined Return”), Select may, in its sole discretion but subject to applicable Law, determine whether to file such Combined Return and whether to include certain or all of the relevant members of the Select Consolidated Group or Concentra Consolidated Group in such Tax Return. Select shall prepare and timely file (or cause to be prepared and timely filed) any Combined Return required to be filed by a member of the Select Consolidated Group under applicable Law and Select shall prepare and Concentra shall timely file (or cause to be prepared and timely filed) any Combined Return required to be filed by a member of the Concentra Consolidated Group under applicable Law.

(c)            Separate Returns. For all Tax Returns with respect to any Post-Distribution Period other than Select Consolidated Returns and Combined Returns (“Separate Returns”), Concentra shall prepare and timely file (or cause to be prepared and timely filed) any such Separate Return of or that includes only members of the Concentra Consolidated Group and that it is required to file under applicable Law (“Concentra Prepared Returns”) and Select shall prepare and timely file (or cause to be prepared and timely filed) any other Separate Returns (together with Select Consolidated Returns and Combined Returns, “Select Prepared Returns”).

Section 3.02.          Method of Preparing Tax Returns.

(a)            Select-Prepared Tax Returns. To the extent that any Select Prepared Return relates to matters for which Concentra must pay the Select Consolidated Group under Section 3.04 or must indemnify the Select Consolidated Group under Section 2.02 or to matters affecting any Concentra Prepared Return (including any refund or other Tax Attribute to which a member of the Concentra Consolidated Group is entitled), Select shall prepare (or cause to be prepared) the relevant portion of such Select Prepared Return, as the case may be, on a basis consistent with past practice (except as required by applicable Law). Select shall notify Concentra of any such portions not prepared on a basis consistent with past practice.

(b)            Concentra-Prepared Tax Returns. To the extent that any Concentra Prepared Return directly relates to matters affecting any Select Prepared Return (including any refund or other Tax Attribute to which a member of the Select Consolidated Group is entitled), Concentra shall prepare (or cause to be prepared) the relevant portion of such Tax Return on a basis consistent with past practice (except as required by applicable Law). Concentra shall notify Select of any such portions not prepared on a basis consistent with past practice.

(c)            Review of Tax Returns.

(i)             Subject to Section 3.02(c)(ii), the Party responsible under Section 3.01 for preparing (or causing to be prepared) a Tax Return shall use good faith efforts to make such Tax Return or relevant portions thereof and related workpapers available for review by the other Party at least twenty (20) Business Days prior to the due date (including any available extensions) for filing such Tax Return; provided, that any failure by the preparing Party to make available such Tax Return (or relevant portions thereof) at least twenty (20) Business Days prior to such due date shall not relieve the other Party’s indemnification obligations under this Agreement, except to the extent that the other Party shall have been actually and materially prejudiced by such failure. The preparing Party shall consider in good faith any reasonable comments made by such other Party at least ten (10) Business Days prior to the due date (including any available extensions), in each case to the extent (i) such Tax Return relates to Taxes for which such other Party may be liable (under applicable Law or pursuant to this Agreement) or otherwise affects the preparation of Tax Returns prepared (or caused to be prepared) by such other Party or (ii) adjustments to the amount of Taxes reported on such Tax Return may affect the determination of Taxes for which such other Party may be liable (under applicable Law or pursuant to this Agreement). The Parties shall attempt in good faith to resolve any issues arising out of the review of such Tax Returns.

(ii)            Notwithstanding anything in this Agreement to the contrary, Select shall not be required to provide Concentra the opportunity to review, and Concentra shall have no rights with respect to, (x) any Select Consolidated Return or (y) any Combined Return that is a U.S. state or local income Tax Return.

Section 3.03.          Cooperation.

(a)            Information Packages. Each Party (i) shall provide to the other Party (in the format reasonably determined by the other Party) all information and assistance requested by the other Party as reasonably necessary to prepare any Tax Return described in Section 3.01 on a timely basis consistent with the current practices of Select and its Subsidiaries in preparing Tax Returns and (ii) in so providing such information and assistance, shall use any systems and third-party service providers as are consistent with the current practices of Select and its Subsidiaries in preparing Tax Returns.

(b)            Consents and Elections. Select and Concentra shall prepare, sign and timely file (or cause to be prepared, signed and timely filed) any consents, elections and other documents and take any other actions, in each case, solely to the extent necessary or appropriate to effect the filing of the Tax Returns described in Section 3.01.

Section 3.04.          Payment of Taxes.

(a)            The Party responsible under Section 3.01 for filing (or causing to be filed) a Tax Return (the “Tax Return Filer”) shall timely file all Tax Returns to the relevant Taxing Authority that are required to be filed by such Tax Return Filer.

(b)            The relevant Tax Return Preparer shall, no later than five (5) Business Days before the due date (including extensions) of any Tax Return described in Section 3.01, notify the other Party of any amount (or any portion of any such amount) shown as due on that Tax Return for which the non-filing Party must indemnify the Tax Return Filer under this Agreement and, if the Tax Return Preparer is not the Tax Return Filer, a final copy of any such Tax Return. The non-filing Party shall promptly (and no later than three (3) days after receipt of notice from the Tax Return Preparer) pay any such amount to the Tax Return Filer. A failure by an Indemnitee to give notice as provided in this Section 3.04(b) shall not relieve the Indemnifying Party’s indemnification obligations under this Agreement, except to the extent that the Indemnifying Party shall have been actually and materially prejudiced by such failure.

(c)            Any notice provided pursuant to Section 3.04(b) shall include a written statement setting forth (i) the aggregate amount of Tax shown as due on the applicable Tax Return and (ii) reasonably detailed calculations showing the amount for which the non-filing Party must indemnify the Tax Return Filer under this Agreement.

(d)            For the avoidance of doubt, no indemnity payment under Article II in respect of any Estimated Tax Payment shall be due prior to the filing of the relevant Tax Return under Section 3.01.

Section 3.05.          Amendments. Concentra shall not (and shall cause its Affiliates not to) file, amend, withdraw, revoke or otherwise alter any Tax Return if doing so would reasonably be expected to (a) obligate Select to make an Indemnity Payment under Article II, (b) cause Select or any of its Affiliates to incur any Taxes for which it is not indemnified under this Agreement or (c) adversely affect a refund or other Tax Attribute to which Select or any of its Affiliates is entitled, in each case without the prior written consent of Select.

Section 3.06.          Carrybacks. Concentra shall (and shall cause members of the Concentra Consolidated Group to) waive, to the extent permitted under applicable Law, carrybacks of Tax Attributes from any Post-Distribution Period to any Pre-Distribution Period. Notwithstanding anything in this Agreement to the contrary, if any member of the Concentra Consolidated Group carries back a Tax Attribute from a Post-Distribution Period to a Pre-Distribution Period, no payment shall be due from Select with respect to that carryback, regardless of whether such carryback is required by Law or permitted by Select.

ARTICLE IV.

Tax Matters Relating to the Distribution

Section 4.01.          Mutual Representations. Each Party represents on behalf of itself and the other members of its Group that as of the date of this Agreement:

(a)            it knows of no fact, and has no plan or intention to take any action, that it knows or reasonably should expect, assuming it had consulted with a Tax Advisor, (i) is inconsistent with the qualification of the Distribution for the Intended Tax Treatment or (ii) would adversely affect the effectiveness or validity of the Transaction Ruling that has been received; and

(b)            all Representations made by it or its Affiliates are true, correct and complete.

Section 4.02.          Tax Opinions. The Parties shall use their best efforts to cause the Select Tax Opinions to be issued, including by executing any Representation Letters reasonably requested in connection with the Select Tax Opinions; provided that each Party shall have been provided with a reasonable opportunity to review, comment and consent to the content of any Representation Letter to be executed by it (such consent not to be unreasonably withheld, conditioned or delayed).

Section 4.03.          Mutual Covenants. Neither Party shall take or fail to take, or permit their respective Affiliates to take or fail to take, any action, if such action or omission (i) would be inconsistent with the Representations made by it or its Affiliates, (ii) would cause any such Representations to be untrue when made or (iii) would be inconsistent with the qualification of the Distribution for the Intended Tax Treatment (or would result in the Distribution failing to qualify for the Intended Tax Treatment).

Section 4.04.          Restricted Actions.

(a)            Subject to Section 4.04(b), from the date hereof until the first day after the two-year anniversary of the Distribution Date, Concentra shall not (and shall not cause or permit any of its Affiliates to), in a single transaction or a series of transactions:

(i)            cause or allow the Concentra Consolidated Group to cease to engage in any Active Trade or Business;

(ii)            liquidate or partially liquidate Concentra by way of a merger, amalgamation, consolidation, conversion or otherwise (except as pursuant to the Separation Agreement);

(iii)           sell or transfer 25% or more of the gross assets of any Active Trade or Business or 25% or more of the consolidated gross assets of the “separate affiliated group” (within the meaning of Section 355(b)(3)(B) of the Code) of (1) Concentra (the “Concentra SAG”), held immediately before the Distribution (other than (A) sales, transfers or dispositions of assets to any member of the Concentra SAG, (B) payments of cash to acquire assets from an unrelated Person in an arm’s-length transaction, (C) sales, transfers or dispositions of assets to a Person that is disregarded as an entity separate from the transferor for U.S. Federal income tax purposes or (D) any mandatory or optional repayments (or prepayments) of any indebtedness of Concentra or any of its Subsidiaries);

(iv)           redeem or otherwise repurchase (directly or indirectly) any Stock of Concentra, except to the extent such redemptions or repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to its amendment by Revenue Procedure 2003-48);

(v)           amend the certificate of incorporation (or other organizational documents) of Concentra, or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of Concentra (including, without limitation, through (i) the conversion of one class of Stock of Concentra into another class of Stock of Concentra, or (ii) the declassification of the board of directors (or analogous supervisory or managing body) of Concentra;

(vi)          enter into a Proposed Acquisition Transaction; or (viii) take any affirmative action that permits a Proposed Acquisition Transaction to occur by means of an agreement to which it is not a party (including by (A) redeeming rights under a shareholder rights plan, (B) finding a tender offer to be a “permitted offer” under any such plan or otherwise causing any such plan to be inapplicable or neutralized with respect to any Proposed Acquisition Transaction or (C) approving any Proposed Acquisition Transaction, whether for purposes of Section 203 of the Delaware General Corporate Law or any similar corporate statute, or any “fair price” or other provision of its charter or bylaws or otherwise); or

(vii)         take any action that would reasonably be expected to result in the Distribution failing to qualify for the Intended Tax Treatment.

(b)            Definition of Proposed Acquisition Transaction.

(i)             For the purposes of this Agreement, “Proposed Acquisition Transaction” means a transaction or series of transactions (or any agreement, understanding or arrangement to enter into a transaction or series of transactions) as determined for purposes of Section 355(e) of the Code, in connection with which one or more Persons would (directly or indirectly) acquire, or have the right to acquire (including pursuant to an option, warrant or other conversion right), from any other Person or Persons, Stock of Concentra that, when combined with any other acquisitions of the Stock of Concentra, that occur in or after the Initial Public Offering (but excluding any acquisition that occurs in any transaction that is excluded from the definition of Proposed Acquisition Transaction under Section 4.04(b)(ii)), comprises 30% or more of the value or the total combined voting power of all interests that are treated as outstanding equity in Concentra for U.S. Federal income tax purposes immediately after such transaction or, in the case of a series of transactions, immediately after any transaction in such series. For this purpose, any recapitalization, repurchase or redemption of the Stock of, and any amendment to the certificate of incorporation (or other organizational documents) of, Concentra shall be treated as an indirect acquisition of the Stock of Concentra, by any shareholder to the extent such shareholder’s percentage interest in interests that are treated as outstanding equity in Concentra for U.S. Federal income tax purposes increases by vote or value.

(ii)            Notwithstanding Section 4.04(b)(i), a Proposed Acquisition Transaction shall not include (A) the adoption of a shareholder rights plan that meets the requirements of IRS Revenue Ruling 90-11, 1990-1 C.B. 10, (B) any acquisition of Stock that satisfies Safe Harbor VII (relating to acquisitions of stock listed on an established market) of Section 1.355-7(d) of the Regulations or (C) issuances of Stock that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Section 1.355-7(d) of the Regulations; provided, however, that such transaction or series of transactions shall constitute a Proposed Acquisition Transaction if meaningful factual diligence is necessary to establish that Section 4.04(b)(ii)(A), (B) or (C) applies.

(iii)           The provisions of this Section 4.04(b), including the definition of “Proposed Acquisition Transaction”, are intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly. Any clarification of, or change in, Section 355(e) of the Code or the Regulations thereunder shall be incorporated in this Section 4.04(b) and its interpretation.

(c)            Consent to Take Certain Restricted Actions.

(i)             Concentra may (and may cause or permit its Affiliates to) take an action otherwise prohibited under Section 4.04(a) if Select consents in writing. Select may not withhold its consent if Concentra has received (and provided Select with) Satisfactory Guidance. In all other cases, Select’s consent shall be at its sole discretion.

(ii)            For purposes of this Agreement, “Satisfactory Guidance” means either a Ruling or an Unqualified Tax Opinion, at the election of Concentra, concluding that the proposed action will not cause the Distribution to fail to qualify for its Intended Tax Treatment. Such Ruling or Unqualified Tax Opinion will constitute Satisfactory Guidance only if it is satisfactory in both form and substance to Select in its sole discretion, which discretion shall be reasonably exercised in good faith. In determining whether an Unqualified Tax Opinion is satisfactory, Select may consider, among other factors, the appropriateness of any underlying assumptions or representations and Select’s views on the substantive merits of the legal analysis contained therein, and Select may determine that no Unqualified Tax Opinion would be acceptable to Select.

(iii)           For purposes of this Agreement, “Unqualified Tax Opinion” means an unqualified “will” opinion of a Tax Advisor that permits reliance by Select. The Tax Advisor, in issuing its opinion, shall be permitted to rely on the validity and correctness, as of the date given, of any previously issued Rulings and any tax opinions previously issued by a Tax Advisor, unless such reliance would be unreasonable under the circumstances, and shall assume that the Distribution would have qualified for its Intended Tax Treatment if the action in question did not occur.

(d)            Procedures Regarding Opinions and Rulings.

(i)             If Concentra notifies Select that it desires to take a restricted action described in Section 4.04(a) and seeks Satisfactory Guidance for purposes of Section 4.04(c), Select, at the request of Concentra, shall use commercially reasonable efforts to expeditiously obtain, or assist Concentra in obtaining, such Satisfactory Guidance. Notwithstanding the foregoing, Select shall not be required to take any action pursuant to this Section 4.04(d) if, upon request, Concentra fails to certify that all information and representations relating to Concentra or any of its Affiliates in the relevant documents are true, correct and complete or fails to obtain certification from any counterparty to any Proposed Acquisition Transaction that all information and representations relating to such counterparty in the relevant documents are true, correct and complete. Concentra shall reimburse Select for all reasonable out-of-pocket costs and expenses incurred by Select or any of its Affiliates in obtaining Satisfactory Guidance within sixty (60) days after receiving an invoice from Select therefor.

(ii)            Notwithstanding anything herein to the contrary, Concentra shall not seek a Ruling or any other guidance from a Taxing Authority with respect to a Pre-Distribution Period (whether or not relating to the Distribution).

(e)            Notification Regarding Certain Acquisition Transactions. (a) If Concentra proposes to enter into any 25% Acquisition Transaction or takes any affirmative action to permit any 25% Acquisition Transaction to occur at any time during the twenty-four (24)-month period following the Distribution Date, Concentra shall undertake in good faith to provide Select, no later than ten (10) Business Days following the signing of any written agreement with respect to such 25% Acquisition Transaction or obtaining knowledge of the occurrence of any such 25% Acquisition Transaction that takes place without a written agreement, with a written description of such transaction (including the type and amount of Stock to be issued) and an explanation as to why such transaction does not result in the application of Sections 355(a)(1)(B), 355(e), or 355(f) of the Code to the Transactions.

(f)             For purposes of this Section 4.04, “25% Acquisition Transaction” means any transaction or series of transactions that would be a Proposed Acquisition Transaction if the percentage specified in the definition of Proposed Acquisition Transaction were 25% instead of 30%.

Section 4.05.          Reporting. Select and Concentra (a) shall timely file (or cause to be filed) any appropriate information and statements (including as required by Section 6045B of the Code and Section 1.355-5 of the Regulations and, to the extent applicable, Section 1.368-3 of the Regulations) to report the Distribution as qualifying for the Intended Tax Treatment and (b) absent a change of Law or a Determination in respect of the Distribution, shall not take any position on any Tax Return, financial statement or other document that is inconsistent with the Distribution qualifying for the Intended Tax Treatment.

Section 4.06.          Protective Section 336(e) Elections.

(a)            The Parties shall, at Select’s election, timely enter into a written, binding agreement (within the meaning of Section 1.336-2(h)(1)(i) of the Regulations) to make a Protective Section 336(e) Election with respect to the Distribution. Select shall timely make such Protective Section 336(e) Election and timely file such forms as may be contemplated by applicable Tax Law or administrative practice to effect such Protective Section 336(e) Election and shall have the exclusive right to prepare and file (i) the relevant purchase price allocation and any corresponding IRS Form 8883 (or any successor thereto) and (ii) any similar forms required or permitted to be filed under U.S. state or local Law in connection with such Protective Section 336(e) Election. Concentra will cooperate with Select to facilitate the making of such election.

(b)            To the extent Select makes any Protective Section 336(e) Election, the Parties shall not, and shall not permit any of their respective Affiliates to, take any position for Tax purposes inconsistent with such Protective Section 336(e) Election, except as may be required pursuant to a Determination.

(c)            If Concentra realizes a Tax benefit from the step-up in tax basis resulting from a failure of the Distribution to qualify (in whole or in part) for the Intended Tax Treatment and a Protective Section 336(e) Election is made with respect to the Distribution, Concentra shall make quarterly payments to Select equal to (i) the actual Tax savings, as and when realized, arising from such step-up in tax basis, determined on a “with and without” basis (treating any deductions or amortization attributable to such step-up in tax basis resulting from such Protective Section 336(e) Election as the last items claimed for any taxable period, including after the utilization of any available net operating loss carryforwards), net of any reasonable administrative costs and other reasonable out-of-pocket expenses necessary to secure the Tax savings multiplied by (ii) the Select Transaction Tax Percentage of any Transaction Taxes resulting from such failure of the Distribution to qualify (in whole or in part) for the Intended Tax Treatment.

Section 4.07.          Actions after the Distribution on the Distribution Date. Concentra will not take any action on the Distribution Date after the Distribution that is outside the Ordinary Course of Business of Concentra.

Section 4.08.          Termination of Tax Sharing Agreements. Prior to the Separation Closing, the Parties shall terminate all Tax allocation or sharing agreements that are exclusively between one or more members of the Concentra Consolidated Group, on the one hand, and one or more members of the Select Consolidated Group, on the other hand, including the Existing Tax Sharing Agreement (other than this Agreement).

ARTICLE V.

Audits and Contests

Section 5.01.          Audits and Contests.

(a)            Select or Concentra, as applicable, shall, within ten (10) Business Days of becoming aware of any Tax Contest that could reasonably be expected to cause the other Party to be liable for any Taxes (including pursuant to an indemnification obligation under this Agreement), notify the other Party of such Tax Contest and thereafter promptly forward or make available to the Indemnifying Party copies of notices and communications relating to the relevant portions of such Tax Contest. A failure by an Indemnitee to give notice as provided in this Section 5.01(a) (or to promptly forward any such notices or communications) shall not relieve the Indemnifying Party’s indemnification obligations under this Agreement, except to the extent that the Indemnifying Party shall have been actually and materially prejudiced by such failure.

(b)            Select shall have the right to control the conduct, settlement, resolution or abandonment of (i) any Tax Contest that relates to any Select Prepared Return, (ii) any Transaction Tax Contest and (iii) any other Tax Contest with respect to a member of the Select Consolidated Group or the Concentra Consolidated Group that (A) relates (in whole or in part) to a Pre-Distribution Period or (B) could reasonably be expected to have an adverse tax impact on a member of the Select Consolidated Group (any such Tax Contest in clauses (i) through (iii), a “Specified Tax Contest”). If Select elects to control the conduct, settlement, resolution or abandonment of any Specified Tax Contest that could reasonably be expected to (i) obligate Concentra to make an indemnity payment under Article II or (ii) cause Concentra to be liable for any Taxes for which it is not indemnified under Article II, Select shall keep Concentra reasonably informed regarding the progress and substantive aspects of such Specified Tax Contest and, subject to Section 5.01(c), Select shall not accept or enter into any settlement, resolution or abandonment of such Specified Tax Contest without the consent of Concentra (such consent not to be unreasonably withheld, conditioned or delayed). For the avoidance of doubt, Concentra shall have no rights with respect to any Specified Tax Contest relating to a Select Consolidated Return.

(c)            Notwithstanding Section 5.01(b), Select may accept or enter into any settlement, resolution or abandonment of any of the following Specified Tax Contests it elects to control under Section 5.01(b) without the consent of Concentra:

(i)             any Specified Tax Contest for which Select notifies Concentra that (notwithstanding the rights and obligations of the Parties under this Agreement) Select agrees to pay (and indemnify Concentra against) any Taxes resulting from such Specified Tax Contest; and

(ii)            any Specified Tax Contest that could not reasonably be expected to cause Concentra to be liable for any Taxes (including pursuant to an indemnification obligation under Article II) in excess of $1 million, as determined in good faith by Select.

(d)            Concentra shall be required to control (at its own expense) the conduct, settlement, resolution or abandonment of any Specified Tax Contest that Select elects not to control (unless Select subsequently elects to control such Specified Tax Contest); provided that Concentra shall keep Select reasonably informed regarding the progress and substantive aspects of such Specified Tax Contest and Concentra shall not accept or enter into any settlement, resolution or abandonment of such Specified Tax Contest without the consent of Select (such consent not to be unreasonably withheld, conditioned or delayed).

(e)            Notwithstanding anything in this Agreement to the contrary, no Party shall be required to (i) file any Select Prepared Return or Concentra Prepared Return or (ii) settle, resolve or abandon any Tax Contest, in each case if such Party determines, in its sole discretion exercised in good faith, that such filing, settlement, resolution or abandonment is reasonably likely to expose such Party, any of its Affiliates or any of its or its Affiliates’ representatives to criminal penalties or monetary sanctions.

Section 5.02.          Expenses. Each Indemnifying Party shall reimburse the applicable Indemnitee for all reasonable out-of-pocket expenses (including legal, consulting and accounting fees) incurred by such Indemnitee in the course of any Tax Contest to the extent those expenses relate to matters for which the Indemnifying Party is required to indemnify under Article II or which would result in an additional payment obligation of the Indemnifying Party under Article III. Except as otherwise provided in the preceding sentence, each Party shall bear its own expenses incurred in the course of any Tax Contest.

ARTICLE VI.

General Cooperation and Document Retention

Section 6.01.          Cooperation and Good Faith. Select and Concentra shall (and shall cause the members of the Select Consolidated Group and the Concentra Consolidated Group, respectively, to) cooperate fully with all reasonable requests from the other Party in connection with the preparation and filing of Tax Returns, the calculation of Taxes, the determination of the proper financial accounting treatment of a Return Item, the conduct or settlement of any Tax Contests and other matters covered by this Agreement.

Section 6.02.          Document Retention; Access to Records and Use of Personnel. Notwithstanding anything to the contrary in the Separation Agreement or any Ancillary Agreement, each of Select and Concentra shall (i) until the expiration of the relevant statute of limitations (including extensions), retain all records, documents, accounting data, computer data and other information necessary for the preparation, filing, review, audit or defense of all Tax Returns or relevant to an obligation, right or liability of either Party under this Agreement (collectively, the “TMA Records”) and (ii) give each other reasonable access to such TMA Records and to its personnel (ensuring their cooperation) and premises during normal business hours to the extent relevant to an obligation, right or liability of either Party under this Agreement or otherwise reasonably required by the other Party to complete any Tax Return or to compute the amount of any payment contemplated by this Agreement. Prior to disposing of any such TMA Records, each of Select and Concentra shall notify the other Party in writing of such intention and afford the other Party the opportunity to take possession or make copies of such TMA Records at its discretion.

Section 6.03.          Tax Disputes. Notwithstanding Section 7.06, this Section 6.03 shall govern the resolution of any dispute arising between the Parties in connection with this Agreement, other than a dispute (i) relating to liability for Transaction Taxes or (ii) in which the amount of liability in dispute exceeds $3 million (a “Tax Dispute”). The Parties shall negotiate in good faith to resolve any Tax Dispute for thirty (30) calendar days (unless earlier resolved). Upon notice of either Party after thirty (30) calendar days, the matter will be referred to an Accounting Firm acceptable to both Parties. The Accounting Firm may, in its discretion, obtain the services of any third party necessary to assist it in resolving the Tax Dispute. The Parties shall instruct the Accounting Firm to furnish notice to each Party of its resolution of the Tax Dispute as soon as practicable, but in any event no later than forty (40) calendar days after its acceptance of the matter for resolution. Any such resolution by the Accounting Firm will be binding on the Parties and the Parties shall take, or cause to be taken, any action necessary to implement the resolution. All fees and expenses of the Accounting Firm shall be shared equally by the Parties. If, having determined that a Tax Dispute must be referred to an Accounting Firm, after thirty (30) calendar days the Parties are unable to find an Accounting Firm willing to adjudicate the Tax Dispute in question and that the Parties in good faith find acceptable, then this Section 6.03 shall cease to apply to that Tax Dispute and such Tax Dispute shall be subject to Section 7.06.

ARTICLE VII.

Miscellaneous Provisions

Section 7.01.          Payments and Interest.

(a)            Any payments required pursuant to this Agreement shall be made in United States dollars, calculated using prevailing spot foreign exchange rates, as applicable.

(b)            Any payments required pursuant to this Agreement that are not made within sixty (60) days following the time period specified in this Agreement shall bear interest from the end of that sixty (60) - day period to the date paid. Interest required to be paid pursuant to this Agreement shall equal the one (1) - month term secured overnight financing rate, determined as of the date the payment was due hereunder, plus 0.5%.

Section 7.02.          No Duplication of Payment. Notwithstanding anything to the contrary herein, nothing in this Agreement shall require Select or Concentra, as the case may be, to make any payment to the extent that the payment is attributable to a Tax Attribute, Return Item or any other amount for which payment has previously been made under this Agreement, the Separation Agreement or any of the Ancillary Agreements.

Section 7.03.          Confidentiality. Each Party hereby acknowledges that confidential and proprietary Information of such Party and the other members of its Group may be exposed to employees and agents of the other Party and the other members of its Group as a result of the activities contemplated by this Agreement. Each Party agrees, on behalf of itself and the other members of its Group, that such Party’s obligations with respect to Information of the other Party and the other members of its Group shall be governed by Section 7.08 of the Separation Agreement.

Section 7.04.          Assignability. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by either Party without the prior written consent of the other Party. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns. Notwithstanding the foregoing, either Party may assign this Agreement without consent in connection with (a) a merger transaction in which such Party is not the surviving entity and the surviving entity acquires or assumes all or substantially all of such Party’s Assets, or (b) the sale of all or substantially all of such Party’s Assets; provided, however, that the assignee expressly assumes in writing all of the obligations of the assigning Party under this Agreement, and the assigning Party provides written notice and evidence of such assignment and assumption to the non-assigning Party. No assignment permitted by this Section 7.04 shall release the assigning Party from liability for the full performance of its obligations under this Agreement.

Section 7.05.          Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the affected Party shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at Law for any breach or threatened breach hereof, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at Law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived.

Section 7.06.          Governing Law; Dispute Resolution; Jurisdiction.

(a)            This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.

(b)            In the event of any dispute arising under this Agreement between the Parties other than a Tax Dispute that is subject to Section 6.03 (a “Dispute”), either Party may refer such Dispute to the respective senior officers of such Parties by delivering written notice of such Dispute to the other Party (a “Negotiation Notice”). Upon delivery of a Negotiation Notice, each Party shall attempt in good faith to resolve such Dispute by negotiation among their respective senior officers who hold, at a minimum, the title of Executive Vice President and who have authority to settle such Dispute.

(c)            If the Parties are unable to resolve any Dispute within thirty (30) calendar days of the delivery of a Negotiation Notice, then either Party shall have the right to initiate non-binding mediation by delivering written notice to the other Party (a “Mediation Notice”). Upon delivery of a Mediation Notice, the applicable Dispute shall be promptly submitted for non-binding mediation conducted in accordance with the Commercial Mediation Rules of the American Arbitration Association (the “Mediation Rules”), and the Parties shall participate in such mediation in good faith for a period of thirty (30) calendar days or such longer period as the Parties may mutually agree in writing (the “Mediation Period”). In connection with such mediation, the Parties shall cooperate with each other and the American Arbitration Association in Selecting a neutral mediator with relevant industry experience and in scheduling the mediation proceedings; provided, that, if the Parties are unable to agree on a neutral mediator within 10 calendar days of the delivery of a Mediation Notice, the Parties shall cause the American Arbitration Association to Select and appoint a neutral mediator on the Parties’ behalf in accordance with the Mediation Rules. The Parties agree to bear equally the costs of any mediation, including any fees or expenses of the applicable mediator; provided, that each Party shall bear its own costs in connection with participating in such mediation.

(d)            If the Parties are unable to resolve any Tax Dispute or Dispute via negotiation or mediation in accordance with Sections 6.03, 7.06(b) or 7.06(c), then, following the Mediation Period, either Party may commence litigation in a court of competent jurisdiction pursuant to Section 7.06(e). For the avoidance of doubt, except as set forth in Section 7.06(f), neither Party may commence litigation with respect to a Dispute until and unless the Parties first fail to resolve such Dispute via negotiation and mediation in accordance with Sections 6.03, 7.06(b) or 7.06(c).

(e)            Subject to Sections 6.03, 7.06(b) and 7.06(c), each Party irrevocably consents to the exclusive jurisdiction, forum and venue of the Court of Chancery of the State of Delaware or, if (and only if) the Court of Chancery of the State of Delaware finds it lacks subject matter jurisdiction, the federal court of the United States sitting in Delaware or, if (and only if) the federal court of the United States sitting in Delaware finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware, and appellate courts thereof, over any and all claims, disputes, controversies or disagreements between the Parties or any of their respective Subsidiaries, Affiliates, successors and assigns under or related to this Agreement or any document executed pursuant to this Agreement or any of the transactions contemplated hereby or thereby.

(f)             Notwithstanding anything in this Agreement to the contrary, a Party may seek a temporary restraining order or a preliminary injunction from any court of competent jurisdiction, at any time, in order to prevent immediate and irreparable injury, loss or damage on a provisional basis, pending the resolution of any dispute hereunder, including under Sections 6.03, 7.06(b) or 7.06(c).

Section 7.07.          Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 7.08.          Counterparts. This Agreement may be executed simultaneously in one or more counterparts, all of which counterparts shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party. This Agreement may be executed by facsimile or PDF signature and a facsimile or PDF signature shall constitute an original for all purposes.

Section 7.09.          Notice. All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given (a) when delivered in person, (b) on the date received, if sent by a nationally recognized delivery or courier service or (c) upon the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if sent by registered or certified mail, return receipt requested, postage prepaid, in each case addressed as follows:

If to Select, to:

c/o Select Medical Holdings Corporation
4714 Gettysburg Road
Mechanicsburg, PA 17088
Attention:	Michael E. Tarvin, Esq.
Facsimile:	(717) 412-9142
Email:	mtarvin@selectmedical.com

with a copy (which shall not constitute notice) to:

Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, PA 19104
Attn:	Stephen M. Leitzell, Esq.
Anna Tomcyzk, Esq.
Email:	stephen.leitzell@dechert.com
anna.tomcyzk@dechert.com

If to Concentra, to:

Concentra Group Holdings Parent, Inc.
5080 Spectrum Drive, Suite 1200W
Addison, TX 75001
Attn:	General Counsel
Email:	****
****

Either Party may, by notice to the other Party, change the address to which such notices are to be given.

Section 7.10.          Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon any such determination, any such provision, to the extent determined to be invalid, void or unenforceable, shall be deemed replaced by a provision that such court determines is valid and enforceable and that comes closest to expressing the intention of the invalid, void or unenforceable provision.

Section 7.11.          Termination. This Agreement will terminate without further action at any time before the Separation Closing upon termination of the Separation Agreement. If terminated, no Party will have any liability of any kind to the other Party or any other Person on account of this Agreement, except as provided in the Separation Agreement.

Section 7.12.          Successor Provisions. Any reference herein to any provisions of the Code or Regulations shall be deemed to include any amendments or successor provisions thereto as appropriate.

Section 7.13.          Compliance by Group Members. Select and Concentra each shall cause all present and future members of the Select Consolidated Group and the Concentra Consolidated Group to comply with the terms of this Agreement.

Section 7.14.          Survival. Except as expressly set forth in this Agreement, the covenants and indemnification obligations in this Agreement shall survive the Separation, the Initial Public Offering and the Distribution, as applicable, and shall remain in full force and effect.

Section 7.15.          Integration; Amendments.

(a)            Except as explicitly stated herein, this Agreement, the Separation Agreement, the other Ancillary Agreements and the Exhibits and Schedules hereto and thereto contain the entire agreements between the Parties with respect to the subject matter hereof and supersedes all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties with respect to the subject matter hereof other than those set forth or referred to herein or therein. If there is a conflict between any specific provision of this Agreement and any provision of the Separation Agreement or any Ancillary Agreement (except to the extent that Tax matters are expressly addressed in any such Ancillary Agreement), this Agreement shall control.

(b)            No provision of this Agreement shall be deemed amended, supplemented or modified, unless such amendment, supplement or modification is in writing and signed by the authorized representative of each Party, and no waiver of any provision of this Agreement shall be effective unless in writing and signed by the authorized representative of the Party sought to be bound.

Section 7.16.          Third-Party Beneficiaries. The provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person except the Parties any rights or remedies hereunder and there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third Person with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

Section 7.17.          Waivers of Default. Except as explicitly stated herein, no failure or delay of either Party (or the applicable member of its Group) in exercising any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Waiver by either Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default.

Section 7.18.          Interpretation. The rules of interpretation set forth in Section 11.15 of the Separation Agreement shall be incorporated by reference to this Agreement, mutatis mutandis. NOTWITHSTANDING THE FOREGOING, THE PURPOSE OF ARTICLE IV IS TO ENSURE THAT EACH OF THE APPLICABLE TRANSACTIONS QUALIFIES FOR ITS INTENDED TAX TREATMENT AND, ACCORDINGLY, THE PARTIES AGREE THAT THE LANGUAGE THEREOF SHALL BE INTERPRETED IN A MANNER THAT SERVES THIS PURPOSE TO THE GREATEST EXTENT POSSIBLE.

Section 7.19.          Waiver of Jury Trial. EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH OF THE PARTIES CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT, IN THE EVENT OF ANY LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH OF THE PARTIES UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH OF THE PARTIES MAKES THIS WAIVER VOLUNTARILY AND (d) EACH OF THE PARTIES HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.19.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first set forth above.

SELECT MEDICAL HOLDINGS CORPORATION,

by

Name: [●]

CONCENTRA GROUP HOLDINGS PARENT, INC.,

by

Name: [●]